Exhibit 5.1

November 18, 2025

Board of Directors

Dragonfly Energy Holdings Corp.

12915 Old Virginia Road

Reno, NV 89521

Re: Dragonfly Energy Holdings Corp. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Nevada counsel to Dragonfly Energy Holdings Corp., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement is filed by the Company for the purpose of registering additional shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) to be issued under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”).

We are rendering this opinion letter in connection with the Registration Statement registering a total of 9,000,000 shares of Common Stock which were purported to be available for grant and issuance under the 2022 Plan (collectively, the “Shares”).

As counsel to the Company, we have reviewed the Registration Statement and examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon such examination, it is our opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company and, upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and 2022 Plan, will be validly issued, fully paid and non-assessable.

Dragonfly Energy Holdings Corp.

November 18, 2025

Page Two

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement. In connection with this opinion letter, we have relied on oral or written statements and representations of officers or other representatives of the Company and others. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion letter is given as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PARSONS BEHLE & LATIMER
PARSONS BEHLE & LATIMER